SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.       )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec.240.14a-12
STAR SCIENTIFIC, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STAR SCIENTIFIC, INC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to Be Held on Friday, December 4, 2009 at 9:30 A.M. Eastern Time

•	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

•	The proxy statement and annual report to shareholders are available at: www.proxydocs.com/stsi.

The 2009 annual meeting of the shareholders of Star Scientific, Inc. (the “Company”) will be held at 9:30 A.M. on December 4, 2009 in the Dupont Room of the Westin Grand Hotel, 2350 M Street, NW, Washington, DC 20037 (the “Annual Meeting”).

The proposals to be considered by the Company’s stockholders at the Annual Meeting are:

1. a proposal to elect six directors to the Company’s Board of Directors for one-year terms;

2. a proposal to approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock that the Company is authorized to issue from 135,000,000 to 170,000,000;

3. a proposal to ratify the appointment of Cherry, Bekaert & Holland, L.L.P., as the Company’s independent auditor to audit the Company’s 2009 financial statements; and

4. any other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Board of Directors of Star Scientific, Inc. recommends that you vote FOR Proposals 1, 2 and 3 set forth above.

You are cordially invited to attend the Annual Meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the Annual Meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Secretary; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

November 4, 2009

Dear Fellow Stockholders:

On behalf of our Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of the stockholders of Star Scientific, Inc. to be held in the Dupont Room of the Westin Grand Hotel, 2350 M Street, NW, Washington, DC 20037, on Friday, December 4, 2009, at 9:30 A.M., Eastern Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying materials.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided.

Sincerely,

Paul L. Perito
Chairman of the Board of Directors,
President and Chief Operating Officer

STAR SCIENTIFIC, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2009

To the Stockholders of Star Scientific, Inc.:

Notice is hereby given that the annual meeting of stockholders of Star Scientific, Inc., a Delaware corporation (the “Company”), will be held in the Dupont Room of the Westin Grand Hotel, 2350 M Street, NW, Washington, DC 20037, on Friday, December 4, 2009, at 9:30 A.M., Eastern Time (the “Annual Meeting”). The matters to be considered by stockholders at the Annual Meeting are:

1. a proposal to elect six directors to the Company’s Board of Directors for one-year terms;

2. a proposal to approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock that the Company is authorized to issue from 135,000,000 to 170,000,000;

3. a proposal to ratify the appointment of Cherry, Bekaert & Holland, L.L.P., as the Company’s independent auditor to audit its 2009 financial statements; and

4. to act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The foregoing matters are described in more detail in the accompanying Proxy Statement. In addition, financial and other information about the Company is contained in the accompanying Annual Report to Stockholders for the year ended December 31, 2008.

The Board of Directors has fixed the close of business on October 16, 2009, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Consequently, only stockholders of record at the close of business on October 16, 2009, will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

FOR ADMISSION TO THE MEETING, ALL STOCKHOLDERS SHOULD COME TO THE STOCKHOLDER CHECK-IN TABLE. THOSE WHO OWN SHARES IN THEIR OWN NAMES SHOULD PROVIDE IDENTIFICATION AND HAVE THEIR OWNERSHIP VERIFIED AGAINST THE LIST OF REGISTERED STOCKHOLDERS AS OF THE RECORD DATE. THOSE WHO HAVE BENEFICIAL OWNERSHIP OF STOCK THROUGH A BANK OR BROKER MUST BRING ACCOUNT STATEMENTS OR LETTERS FROM THEIR BANKS OR BROKERS INDICATING THAT THEY OWNED STAR SCIENTIFIC COMMON STOCK AS OF OCTOBER 16, 2009. IN ORDER TO VOTE AT THE ANNUAL MEETING, BENEFICIAL OWNERS OF STOCK MUST BRING LEGAL PROXIES, WHICH THEY CAN OBTAIN ONLY FROM THEIR BROKERS OR BANKS.

By Order of the Board of Directors

Robert E. Pokusa
Secretary and General Counsel

Petersburg, Virginia
November 4, 2009

STAR SCIENTIFIC, INC.
16 SOUTH MARKET STREET
PETERSBURG, VIRGINIA 23803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2009

This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Star Scientific, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held in the Dupont Room of the Westin Grand Hotel, 2350 M Street, NW, Washington, DC 20037, on Friday, December 4, 2009, at 9:30 A.M., Eastern Time, and any adjournments or postponements thereof, which we refer to as the Annual Meeting. “We,” “our,” “us,” “the Company,” “our company” and “Star” each refer to Star Scientific, Inc. and its consolidated subsidiaries. The mailing address of our principal executive office is 16 South Market Street, Petersburg, Virginia 23803. This Proxy Statement, the accompanying proxy card and the notice of Annual Meeting are first being mailed on or about November 4, 2009, to holders of record as of October 16, 2009 of our common stock, par value $0.0001 per share, or Common Stock.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, our stockholders of record on October 16, 2009 will be asked to vote upon the following:

1. a proposal to elect six directors to our company’s Board of Directors for one-year terms;

2. a proposal to approve an amendment to our company’s Fourth Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, to increase the total number of shares of Common Stock that our company is authorized to issue from 135,000,000 to 170,000,000;

3. a proposal to ratify the appointment of Cherry, Bekaert & Holland, L.L.P., as our company’s independent auditor to audit our 2009 financial statements; and

4. any other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

As of the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth above.

VOTING SECURITIES

Record Date; Outstanding Shares; Shares Entitled to Vote

Our Board of Directors has fixed the close of business on October 16, 2009, as the record date, or Record Date, for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 107,490,768 shares of Common Stock issued and outstanding held by approximately 641 stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the Record Date will be entitled to one vote per share of Common Stock on any matter that may properly come before the Annual Meeting and any adjournments or postponements of the meeting.

Quorum and Vote Required

The presence, in person or by duly executed proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required in order to constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is present, (1) the members of the Board of Directors must be elected by a plurality of votes properly cast at the Annual Meeting and (2) the proposals to amend the Certificate of Incorporation, ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent auditor and such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting must be approved by the affirmative vote of a majority of the votes properly cast at the Annual Meeting.

Voting; Proxies; Revocation

Shares of our Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked prior to or at the Annual Meeting, will be voted at the Annual Meeting, and at any adjournments, continuations or postponements of the Annual Meeting, in accordance with the instructions on the proxies.

If a proxy is duly executed and submitted without instructions, the shares of Common Stock represented by that proxy will be voted “FOR”:

1. a proposal to elect six directors to our company’s Board of Directors for one-year terms;

2. a proposal to approve an amendment to our Certificate of Incorporation to increase the total number of shares of Common Stock that our company is authorized to issue from 135,000,000 to 170,000,000; and

3. a proposal to ratify the appointment of Cherry, Bekaert & Holland, L.L.P., as our company’s independent auditor to audit our 2009 financial statements.

If other matters are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

The person who executes a proxy may revoke it at, or before, the Annual Meeting by: (A) delivering to our Secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy; (B) duly executing, dating and delivering to our Secretary a subsequent proxy; or (C) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Star Scientific, Inc., 16 South Market Street, Petersburg, Virginia, 23803, Attn: Corporate Secretary. If your shares of Common Stock are held in a brokerage account, you must follow your broker’s instructions to revoke a proxy.

Abstentions and Broker Non-Votes

Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present but are not deemed a vote cast “For” or “Against” a given proposal, and therefore are not included in the tabulation of the voting results. As such, abstentions, withheld votes, and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of our outstanding Common Stock present and entitled to vote at the Annual Meeting.

Proxy Solicitation

We are soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding Common Stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of our company. No additional compensation will be paid to our directors, officers or other regular employees for these services.

Business; Adjournments

We do not expect that any matter other than the proposals presented in this proxy statement will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

If a quorum is not present at our Annual Meeting, the Annual Meeting may be adjourned or postponed until a quorum is present by the affirmative vote of a majority of the votes present in person or by proxy at the Annual Meeting. Any business may be transacted at the adjourned meeting which might have been transacted at the annual meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Six directors have been nominated for election at the Annual Meeting to serve until the next annual meeting of the stockholders or until their respective successors are elected or appointed or until their earlier removal or resignation. Nominees for election to the Board of Directors shall be elected by a plurality of votes properly cast at the Annual Meeting.

Our Board of Directors has no reason to believe that the persons listed below as nominees for directors will be unable or decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

The Board of Directors recommends that you vote “FOR” all of the nominees listed below.

Nominees for Election at the Annual Meeting

Set forth below are the names and biographical information pertaining to each person nominated for election to our Board of Directors.

Christopher C. Chapman, Jr., 57, has served as a member of our Board of Directors since September 2005. Since its inception in 1999, Dr. Chapman has served as Chairman and Chief Executive Officer of Chapman Pharmaceutical Consulting, Inc., which provides expert medical consultation on the development and management of domestic and global product development programs for biotech, pharmaceutical and medical device products. He served as Senior Director of Medical Affairs with Quintiles/BRI, the largest contract research organization in the U.S., from 1995-2000. In that capacity, Dr. Chapman had oversight responsibility for the support of new drug applications, clinical studies and device submissions to the United States Food & Drug Administration (“FDA”) for approval. From 1992-1994, Dr. Chapman was Medical Director at Regeneron Pharmaceuticals. He currently serves as Chairman of the Chapman Pharmaceutical Health Foundation and is also a member of the Board of Directors of Biovest International, Inc. and Acentia Biopharmaceuticals, Inc. Dr. Chapman is a graduate of the Georgetown University School of Medicine in Washington, DC.

Neil L. Chayet, 70, has served as a member of our Board of Directors since September 2007. Mr. Chayet is President of Chayet Communications Group, Inc. Mr. Chayet has served as a visiting lecturer and adjunct professor for the Department of Psychiatry at Harvard Medical School, as well as the School of Dental Medicine and School of Veterinary Medicine at Tufts University. From 2002 until 2006, Mr. Chayet served as Chairman of the Massachusetts Mental Health Institute, Inc. He is a former member of the Research Grants Review Committee for the Studies of Narcotic Drug Abuse at the National Institute of Mental Health, and was a delegate to the United Nations Conference on Psychotropic Substances and the Single Convention on Narcotic Drugs. Since 1976, Mr. Chayet has hosted a daily radio feature, “Looking at the Law,” which is syndicated by CBS, and he frequently lectures on topics related to the intersection of health sciences and the law. Mr. Chayet earned an undergraduate degree from Tufts University in 1960, and a law degree from Harvard Law School in 1963. In April 2007, Mr. Chayet received the Civic Achievement Award from the American Jewish Committee.

Paul L. Perito, 72, is our company’s President and Chief Operating Officer and has served in that capacity since November 1999. He has served as a member of our Board of Directors since December 1999 and as the Chairman of our Board of Directors since August 2000. Mr. Perito served as our company’s Executive Vice President, General Counsel, and Chief Ethics Officer from June 1999 through November 1999. Previously, Mr. Perito was a senior partner in the law firm of Paul, Hastings, Janofsky & Walker LLP, or PHJ&W, from July 1991 until June 1999 when he became a senior counsel to the firm at the time he joined the Company. Mr. Perito resigned his position as senior counsel to PHJ&W as of March 31, 2001, after serving as National Co-Chair of the White Collar Corporate Defense Practice Group at PHJ&W since 1991, and Chair of the Litigation Department in that firm’s Washington, DC office since 1995. Prior to his re-entry into private practice, he served as Chief Counsel and Deputy Director of the White House Special Action Office on Drug Abuse Prevention from 1971 to 1973. Mr. Perito was confirmed by the Senate for that position in March 1972. From 1970 to 1971, Mr. Perito served as Chief Counsel and Staff Director to the U.S. House of Representatives Select Committee on Crime. Immediately prior to serving the Congress, Mr. Perito was an Assistant United States Attorney in the Southern District of New York, U.S. Department of Justice from 1966 to 1970. Mr. Perito graduated from Tufts University, Magna Cum Laude and Phi Beta Kappa, and from the Harvard Law School. Mr. Perito was a Rotary International Scholar at the Victoria University of Manchester in Manchester, England, and in Lund University, Lund, Sweden, in P.P.E. in 1960-61 before entering Harvard Law School. Mr. Perito graduated from Harvard Law School (LLB/JD), as an Edward John Noble Scholar, in 1964 and was thereafter admitted to the Bar of the Commonwealth of Massachusetts. He is also a member of the District of Columbia Bar and is admitted to practice in numerous federal District Courts, Courts of Appeal, and the United States Supreme Court. Mr. Perito is the President of the Harvard Law School Association of the District of Columbia, a member of the Executive Committee of the Harvard Law School Association, and Secretary to the Harvard Law School Association. He is Chairman of the Harvard Law School Class of 1964 Reunion and Fund Committees, and served as Co-Chair of the World Alumni Congress 2006-2007, and Class Agent for the Harvard Law School Fund 2006-2007. Also, Mr. Perito is Chair of the Harvard Law School 45th Reunion Committee and Co-Chair of the Gift Committee Class of 1964. Mr. Perito is a member of the International Board of Overseers of Tufts University, a former member of the Board of Georgetown Visitation Preparatory School in Washington, DC, and Co-Chair of Corporate Risk Advisors.

Leo S. Tonkin, 71, has served as a member of our Board of Directors since November 1998. He established the Washington Workshops Foundation in 1967, and has served as Founding Director since that time. Since 1999, he also has served as President and Director of Travel Seminars, Inc. He served as a member of the White House Conference on Youth in 1971, Special Assistant to the Chairman of the U.S. House of Representatives Select Committee on Crime, Legal Consultant to the U.S. House of Representatives Higher Education Subcommittee, Minority Counsel to the U.S. House of Representatives Select Committee on Government Research and Executive Director of the Commissioners’ Council on Higher Education in Washington, DC. He has served as Chairman of the Board of Trustees of St. Thomas Aquinas College and as a Board member of Southeastern University and Immaculata College. He is a vice president of the London, England Federation of Youth Clubs and is an advisor to the Retinitis Pigmentosa Foundation in California. Mr. Tonkin is a graduate of Johns Hopkins University and received his law degree from Harvard Law School. He holds an honorary Doctor of Pedagogy degree from St. Thomas Aquinas College and the State University of New York.

Alan Weichselbaum, 45, has served as a member of our Board of Directors since September 2007. Mr. Weichselbaum is the chief executive officer and chief financial officer of Jesup and LaMont Securities Corp. In October 2005, Mr. Weichselbaum founded Gimmel Partners, LP, an asset management firm in New York, New York, and has served as Chairman and General Partner since that time. Since 1993, Mr. Weichselbaum has worked with both hedge funds and asset management firms in the area of small-cap equities. After receiving an MBA in finance from New York University in 1990, Mr. Weichselbaum spent three years with Philip Morris Capital Corporation, where he was a Manager of Financial Planning and Analysis. From 1986 to 1989, Mr. Weichselbaum was an audit and tax consultant for the small business division at PricewaterhouseCoopers LLP. He also is a member of the board and former president of the Young Israel of Lawrence, Cedarhurst, New York, as well as a member of the board of directors of Tony Power, a therapeutic writing center for youth, in New York. Mr. Weichselbaum, a certified public accountant, received an undergraduate degree in accounting with honors from Queens College in 1986.

Jonnie R. Williams, 54, has served as our company’s Chief Executive Officer since November 1999 and has served as a member of our Board of Directors since October 1998. Mr. Williams was one of the original founders of Star Tobacco, Inc., the Company’s wholly owned subsidiary (“Star Tobacco”), and served as its Chief Operating Officer and Executive Vice President until July 1999. On July 1, 1999, in order to concentrate on the expanding demands of our company’s sales and new product development, Mr. Williams resigned from his positions with Star Tobacco initially to assume the primary responsibilities of Director of Product Development and Sales of our company and then the position of CEO. Mr. Williams, a principal stockholder of our company, is also the inventor of the StarCured® tobacco curing process for preventing or significantly retarding the formation of tobacco specific nitrosamines, or TSNAs, in tobacco and tobacco smoke. Mr. Williams has been involved in venture capital start-up bio-tech companies for over a decade where he has been either a major shareholder or a co-founder of the following companies: LaserSight, LaserVision and VISX. Mr. Williams is also one of the owners of Regent Court Technologies LLC and is a principal in Jonnie Williams Venture Capital Corp.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our Board of Directors held nine meetings during 2008. In 2008, each of the then current directors attended the 2008 Annual Meeting of Stockholders and, except for two meetings where one director was absent, all meetings of our Board of Directors. Each member of a committee of our Board of Directors attended all of their respective committee’s meetings during the period he served thereon, except for one meeting of the Audit Committee where one member was absent. All directors are expected to attend each meeting of the Board of Directors, the meetings of the committees on which they serve, and are also encouraged to attend the Annual Meeting of Stockholders.

Although we have not to date developed a formal process whereby stockholders can communicate directly with members of our Board of Directors, we believe that the informal process whereby stockholders communicate with our Secretary, who subsequently relays such communications to our Board of Directors, has adequately served the stockholders’ needs with regard to communications with our Board of Directors. In light of the recently adopted disclosure requirements of the U.S. Securities and Exchange Commission, or SEC, relating to stockholder communication with a company’s board of directors, our Board of Directors may consider developing more formal procedures to facilitate such a dialogue. Until such time, however, any communications intended for our Board of Directors should be sent to it in care of the Secretary.

On October 15, 2009, Director Marc D. Oken announced to the Nominating Committee of our Board of Directors that, given the ongoing commitments associated with his role as Chairman of the Board of Directors of Bojangles’ Restaurants, a member of the Board of Directors of Marsh & McLennan Companies, Inc. and Sonoco Products Company and managing partner of Falfurrias Capital Partners, he would not be standing for reelection to our Board of Directors at the Annual Meeting. Accordingly, Mr. Oken, who has served on our Board of Directors since 2005, will not stand for reelection to the Board of Directors at the Annual Meeting.

Mr. Oken will, however, serve out his term as a Director through the Annual Meeting. We have identified several potential candidates to replace Mr. Oken on the Board of Directors and intend to move forward with the selection of a new director to fill Mr. Oken’s vacancy upon completion of our review of the prospective candidates.

If the nominees for the Board of Directors are duly elected at the Annual Meeting, then Messrs. Chapman, Chayet, Tonkin, and Weichselbaum will each serve as an independent director as the term is defined in applicable rules of the NASDAQ Global Market.

The Committees of the Board of Directors

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee.  The Audit Committee consists of Mr. Oken, who serves as the Chairman, and Messrs. Tonkin, Weichselbaum and Chapman. Our Board of Directors has determined that each of Messrs. Oken, Tonkin, Weichselbaum and Chapman qualify as independent directors under the applicable NASDAQ listing requirements.

The Audit Committee met four times during 2008. The Audit Committee and our Board of Directors have adopted a charter for the Audit Committee setting forth the structure, powers and responsibilities of the Audit Committee. Pursuant to the charter, the Audit Committee is comprised of at least three members appointed by our Board of Directors, each of whom satisfies the requirements of financial literacy. Our Audit Committee has determined that Mr. Oken is an audit committee financial expert as that term is defined under the Securities Exchange Act of 1934, as amended, or Exchange Act. Under its charter, the responsibilities of the Audit Committee include:

•	annually selecting and reviewing with our Board of Directors the selection of our company’s independent auditors;

•	reviewing and discussing with management significant accounting matters;

•	discussing with the independent auditors the conduct of the audit, the adequacy and effectiveness of our accounting and financial controls and the written disclosures required by Independence Standards Board Standard 1 regarding auditor independence;

•	approving our audited financial statements to be included in our company’s Annual Report on Form 10-K; and

•	pre-approving all audit and non-audit services and fees associated with our independent auditors.

The Compensation Committee.  The Compensation Committee consists of Dr. Chapman, who serves as the Chairman, and Messrs. Chayet and Tonkin. Our Board of Directors has determined that each of Messrs. Chapman, Chayet and Tonkin qualify as independent directors within the meaning of the applicable NASDAQ listing requirements. The Compensation Committee met four times during 2008.

The Compensation Committee is responsible for:

•	recommending to the Board of Directors salaries, bonuses and other forms of compensation for our executive officers, including without limitation stock options, restricted shares and other forms of equity compensation;

•	considering and adopting changes in our compensation structure as applicable to all non-executive officer employees, including, but not limited to, salaries and benefits;

•	recommending changes in director compensation to our Board of Directors;

•	performing such duties and exercising such authority as may be assigned to a committee of the Board of Directors, under the terms of our equity incentive and bonus plans; and

•	performing such other duties and exercising such other authority as may be assigned from time to time to the Compensation Committee by our Board of Directors.

The Nominating Committee.  The Nominating Committee consists of Messrs. Chapman and Tonkin. Our Board of Directors has determined that each of Messrs. Chapman and Tonkin qualify as independent directors within the meaning of the applicable NASDAQ listing requirements. The Nominating Committee met one time in 2008. Our Board of Directors has adopted a charter for the Nominating Committee, setting forth the structure, powers and responsibilities of the Nominating Committee. The Nominating Committee has the authority to nominate persons to stand for election to our Board of Directors. The Nominating Committee may consider the following criteria, as well as any other factors the Committee deems appropriate, in recommending candidates for election to our Board of Directors: (i) personal and professional integrity; (ii) business judgment; (iii) experience in management and in our industry; (iv) experience as a board member of another publicly held company; and (v) academic expertise in an area of our company’s operations. The Nominating Committee will also consider stockholder suggestions for nominees for director, although there are no formal procedures for stockholders to nominate persons to serve as directors.

Board of Directors Compensation

In compensating directors, we have sought to use a combination of payments for participation in director and committee meetings and initial and anniversary stock option grants. The combination of payments for meeting attendance and stock option grants is intended to motivate and align the interest of the directors with that of our company. Also, given our company’s mission to act as a disruptive force in the tobacco industry, we have sought to use the combination of payments to directors for attendance at meetings and stock option grants to attract directors who have particular skills and expertise that would complement our mission, particularly in the area of finance, new product development, medical research, and other health-related areas.

Each of our independent directors, as so classified by our Board of Directors, which we refer to as the Independent Directors, is granted a stock option to purchase up to 50,000 shares of Common Stock on the date such independent Director is first elected to the Board of Directors, vesting in equal installments on each of the first two anniversaries of the date of grant. As an annual retainer, each Independent Director additionally receives a stock option to purchase up to 50,000 shares of Common Stock granted on each anniversary of such Independent Director’s initial election to the Board of Directors, exercisable immediately.

Each Independent Director also receives a payment of $4,500 for his participation in each meeting of the Board of Directors and any committee meeting attended personally and $3,500 for his participation in each meeting of the Board of Directors and any committee meeting attended telephonically, subject to a cap of $6,000 for multiple in-person or telephonic meetings on the same day. Additionally, the chairman of the Audit Committee is to receive a separate fee of $20,000 per year for services in that capacity, although the fee has been waived in the past.

Messrs. Chapman, Chayet, Oken, Tonkin and Weichselbaum have been designated as Independent Directors. This designation of independence is intended solely for the purpose of clarifying which directors are entitled to compensation for their services as directors. Directors not designated as Independent Directors generally are those who in the past have been employees of our company, or who have waived their right to receive director compensation. Directors who are employees of our company receive compensation in their capacity as employees but do not receive any compensation for board or committee meetings, nor do they receive the “options package” made available to individuals serving as Independent Directors.

The following table sets forth the Independent Directors, certain information regarding fees earned and equity awards granted during the year ended December 31, 2008.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name and Principal Position	($)(1)	($)(2)	($)

Christopher C. Chapman, MD	$37,000	$156,735	$193,735
Neil L. Chayet, Esquire	$50,000	$155,085	$205,085
Marc D. Oken	$43,500	$116,445	$159,945
Leo S. Tonkin, Esquire	$64,000	$72,420	$136,420
Alan Weichselbaum	$39,500	$155,085	$194,585

(1)	This column represents the amount of compensation earned by each Independent Director during 2008.

(2)	Amounts represent our compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with the provisions of FAS 123R, but disregarding forfeitures related to service based vesting. For the assumptions used in calculating the value of this award, see Note 10 to our consolidated financial statements included in our company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009. The amounts set forth in this column reflect our accounting expense for these awards and do not correspond to the actual value that may be realized by the Independent Director receiving the award.

The following represents the number of options granted to each Independent Director in 2008 and the total number of options held as of December 31, 2008.

		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option
	Options	Unexercised	Unexercised	Exercise	Option
	Granted	Options	Options	Price	Expiration	Total
Name	2008	(#) Exercisable	(#) Unexercisable	($)	Date	Options

Christopher C. Chapman, M.D.	50,000	50,000	—	4.03	9/22/18	200,000
Neil L. Chayet, Esquire	50,000	50,000	—	3.99	9/7/18	126,200
Marc D. Oken	50,000	50,000	—	3.00	10/11/18	200,000
Leo S. Tonkin, Esquire	50,000	50,000	—	1.86	11/20/18	475,000
Alan Weichselbaum	50,000	50,000	—	3.99	9/7/18	100,000

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 16, 2009, certain information available to our company with respect to Common Stock (i) held by those persons known by our company to be the beneficial owners of 5% more of such shares (based solely on review of filings with the SEC) and (ii) held, individually and as a group, by our company’s directors and executive officers. As of October 16, 2009, there were 107,490,768 shares of our Common Stock outstanding.

	Shares
	Beneficially	Percentage
	Owned(1)	Owned(2)

Named Executive Officers
David M. Dean(3)	602,842	*
Park A. Dodd(4)	220,000	*
Paul L. Perito(5)	2,405,000	2.2
Robert E. Pokusa(6)	489,199	*
Jonnie R. Williams(7)	16,328,119	15.1
Curtis Wright, MD(8)	150,000	*
Directors Who Are Not Named Executive Officers
Christopher C. Chapman, Jr., M.D.(9)	250,000	*
Neil Chayet(10)	161,200	*
Marc D. Oken(11)	370,000	*
Leo S. Tonkin(12)	400,000	*
Alan Weichselbaum(13)	150,000	*
All Directors and Named Executive Officers (12 Persons)	21,526,360	20.0
Other Beneficial Owners of 5% or More of the Outstanding Common Stock of the Company
Tradewinds Investment Management, LP(14)	14,259,972	14.3

*	Denotes less than 1% beneficial ownership.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them. Unless otherwise noted, the address for each of the above stockholders is c/o Star Scientific, Inc., 16 South Market Street, Petersburg, Virginia 23803.

(2)	The “Percentage Owned” calculations are based on the outstanding shares of Common Stock as of October 16, 2009.

(3)	Includes 251,742 shares held by Mr. Dean, 350,000 shares that Mr. Dean has the right to acquire upon exercise of stock options, and 1,100 shares owned by Mr. Dean’s spouse.

(4)	Includes 220,000 shares that Mr. Dodd has the right to acquire upon exercise of stock options.

(5)	Includes 1,731,000 shares held by Mr. Perito, 625,000 shares which Mr. Perito has the right to acquire upon exercise of stock options, and an aggregate of 49,000 shares held by his children or in trust for the benefit of his children, of which Mr. Perito disclaims beneficial ownership. Mr. Perito’s address is 7475 Wisconsin Ave., Suite 850, Bethesda, Maryland 20814.

(6)	Includes 14,199 shares held by Mr. Pokusa and 475,000 shares that Mr. Pokusa has the right to acquire upon exercise of stock options. Mr. Pokusa’s address is 7475 Wisconsin Ave., Suite 850, Bethesda, Maryland 20814.

(7)	Includes 12,334,758 shares held by Mr. Williams, 625,000 shares that Mr. Williams has the right to acquire upon exercise of stock options and 2,268,361 held by his children or in trust for his children, of which he disclaims beneficial interest. Also includes 1,100,000 shares held by Regent Court of which Mr. Williams shares voting and investment power.

(8)	Includes 100,000 shares that Dr. Wright has the right to acquire upon exercise of stock options.

(9)	Includes 250,000 shares that Mr. Chapman has the right to acquire upon exercise of stock options.

(10)	Includes 161,200 shares that Mr. Chayet has the right to acquire upon exercise of stock options.

(11)	Includes 120,000 shares held by Mr. Oken and 250,000 shares that Mr. Oken has the right to acquire upon exercise of stock options.

(12)	Includes 400,000 shares that Mr. Tonkin has the right to acquire upon exercise of stock options.

(13)	Includes 150,000 shares that Mr. Weichselbaum has the right to acquire upon exercise of stock options.

(14)	Based solely on the Schedule 13D filed with the SEC on September 14, 2008. Includes 3,176,452, 3,290,323 and 3,857,528 shares of Common Stock held by Tradewinds Master Fund (BVI) Ltd., Feehan Partners, L.P. and P.V. Partners, L.P., respectively. Also includes an aggregate of 3,870,969 shares of Common Stock issuable upon the exercise of warrants ratably held by each of the before mentioned entities and an aggregate of 64,700 shares of Common Stock held in two individual retirement accounts for the benefit of Scott P. Peters. Robert W. Scannell is a director Tradewinds Master Fund (BVI) Ltd. and the General Partner of Feehan Partners, L.P. and has voting and investment power over each entity’s respective securities. Mr. Peters is a director of Tradewinds Master Fund (BVI) Ltd. and the General Partner of P.V. Partners, L.P. and has voting and investment power over each entity’s respective securities. Tradewinds Master Fund (BVI) Ltd. is a business company organized in the British Virgin Islands. Tradewinds Investment Management, L.P. is its investment manager pursuant to an investment management agreement over which Messrs. Scannell and Peters exercise voting and investment authority and control. Mr. Peters disclaims beneficial ownership of and receives no pecuniary interest from the securities held by Feehan Partners, L.P., which are held for the benefit of Mr. Scannell, and Mr. Scannell disclaims beneficial ownership of and receives no pecuniary interest from the securities held by P.V. Partners, L.P. and the securities held in Mr. Peters’ retirement accounts, in each case, which are held for the benefit of Mr. Peters. The address for these stockholders is c/o Tradewinds Investment Management, L.P. Three Harbor Drive, Suite 213, Sausalito, California 94965.

EXECUTIVE OFFICERS

Set forth below are the names and biographical information for each of our executive officers who is not also a director.

David M. Dean, 49, has served as Vice President of Sales and Marketing of our company since November 1999. From 1998 to October 1999, he served as a Principal of Group Insurance Concepts of Virginia, L.L.C., an employee benefits consulting firm and an affiliate of Northwestern Mutual. From 1984 to 1998, Mr. Dean was employed with Trigon Blue Cross/Blue Shield in Richmond, Virginia, where he held a variety of executive positions over a 14 year period, including Vice President of the Eastern Region from 1994 to 1996, Vice President of Sales from 1996 to 1997, and Vice President of Sales and Account Management for the Eastern and Western Regions from 1997 to 1998. Trigon Blue Cross/Blue Shield was the largest health insurer in Virginia and was purchased during 2002 by Anthem. Mr. Dean is a graduate of Elon College.

Paul H. Lamb, III, 76, has served as President of Star Tobacco since 1998 and served in the same capacity from 1990 to 1994. He also has served as a director of Star Tobacco since 1990. He served as a consultant to our company from 1994 until assuming his current position in December 1998. From 1986 to 1990, Mr. Lamb founded and operated Lamb Services, Ltd., an engineering consulting firm, and from 1958 to 1986 he was employed with Brown & Williamson Tobacco Corporation where he held a variety of engineering positions. Mr. Lamb served as a director of the Southside Regional Medical Center in Petersburg, Virginia, for twenty-six years. Mr. Lamb graduated from the Virginia Military Institute with a degree in civil engineering.

Park A. Dodd, III, 56, has served as our company’s Chief Financial Officer, Treasurer, and Assistant Secretary since October 2007. Mr. Dodd was a special advisor to our company from May 2007 until assuming the role as Chief Financial Officer in October 2007. Mr. Dodd’s experience includes a thirty-year career in strategic financial planning and accounting. From 1980 to 2000 he held a number of management positions with Philip Morris, Inc. with increasing responsibilities in accounting and reporting, business decision support, financial planning and analysis during that time, including his service as Senior Manager and Director of Financial Planning and Analysis from 1992 to 1998 and Director of Finance Reengineering and Technology Upgrade from 1998 to 2000. Mr. Dodd was special advisor to the Chief Financial Officer of the United States Olympic Committee during 2000, and from 2001 to 2005 he served as Director in Accounting and Reporting of Capital One Financial Corporation in Richmond, Virginia. In 2005, Mr. Dodd joined Tatum, LLC, a national executive services firm that specializes in providing interim financial leadership to client organizations. Mr. Dodd received an undergraduate degree in Accounting from Virginia Tech in 1975 and an MBA from Virginia Commonwealth University in 1986.

Robert E. Pokusa, 58, has served as our company’s General Counsel and Secretary since March 2001. From 1991 until joining our company, he was associated with Paul, Hastings, Janofsky & Walker LLP during which time he worked on a number of matters for our company and concentrated his practice in the areas of complex civil litigation and administrative law. From 1980 to 1991, Mr. Pokusa was associated with the law firms of Perito, Duerk & Carlson; Finley, Kumble, Wagner, Hiney, Underburg, Manley, Meyerson & Casey, and Washington, Perito and Dubuc. Mr. Pokusa received his Bachelor of Arts Degree from Montclair State University and his law degree from The American University, Washington College of Law. He is a member of the Virginia and District of Columbia bars.

Curtis Wright, MD, MPH, 60, has served as Senior Vice-President, Medical/Clinical Director of our pharmaceutical subsidiary, Rock Creek Pharmaceuticals, Inc. since February 2008. Dr. Wright previously served as Vice President of Clinical and Regulatory Affairs for Adolor Corporation from 1997 to 1998, and Executive Director, Medical Affairs and subsequently Executive Director of Risk Assessment for Purdue Pharma from 1998 to 2004. Immediately prior to joining Rock Creek Pharmaceuticals, Inc., Dr. Wright served as Executive Vice President for Risk Management and Regulatory Affairs at Javelin Pharmaceuticals, Inc., Cambridge, MA from 2004 to 2008. Dr. Wright’s career at the FDA, from 1989 through October 1997, included multiple senior scientific positions in the Center for Drug Evaluation and Research, including Deputy Director and subsequently Acting Director of his division. Dr. Wright received his medical degree, with distinction, from George Washington University and received a master’s degree in Public Health from the John Hopkins University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our named executive officers include Jonnie R. Williams, our Chief Executive Officer, Park A Dodd, III, our Chief Financial Officer, Paul L Perito, our Chairman, President and Chief Operating Officer, Robert E. Pokusa, our General Counsel, David A. Dean, our Vice President of Sales and Marketing and Dr. Curtis Wright, our Senior Vice President, Medical/Clinical Director of our pharmaceutical subsidiary, Rock Creek. We collectively refer to these individuals herein as our Named Executive Officers. The following discussion summarizes the compensation awarded to the Named Executive Officers during 2008.

Overview

Our mission has been, and continues to be, to reduce the range of serious health hazards associated with the use of smoked and smokeless tobacco products by reducing the toxins in the tobacco leaf; offering less toxic alternatives to traditional tobacco products; demonstrating the viability of our less toxic tobacco technology; and sublicensing that technology to the tobacco industry. That mission has been a principal driver in decisions regarding the determination of total compensation for our senior executives, as well as the compensation for members of our Board of Directors and consultants who have been retained to assist our company in these long-term objectives. As part of this mission, we have sought to affect a major shift in the way tobacco is grown and cured, as well as in the use of tobacco products generally.

In its structure and functioning, our company’s goal has been to act as a disruptive force in the tobacco industry, and to challenge many of what we believe are preconceived assumptions that have governed the manufacture and sale of tobacco products over a number of decades. As we worked to achieve these objectives, we initially utilized our existing cigarette business as a platform to provide a base of financial support for our intellectual property, licensing and development initiatives, and as a demonstration vehicle for the manufacture and sale of a range of low-TSNA tobacco products. However, in May 2007, we licensed three of our cigarette trademarks on an exclusive basis in return for licensing fees to be recovered over the term of the license agreement and, in June 2007, we ceased manufacturing any cigarette products. Currently, we are focusing our tobacco operations on the sale of our dissolvable low-TSNA smokeless tobacco products, ARIVA® and STONEWALL Hard Snuff®.

We have also sought to develop a sophisticated superstructure for a technology-based, innovative tobacco company that could interact at all levels of the government, regulatory, medical and industrial sectors on a broad range of issues relating to the health impact of tobacco, and the regulation of emerging forms of potentially less hazardous tobacco products including the development of tobacco based pharmaceutical products and related products such as nutraceuticals. To achieve this objective, our company sought a Chief Executive Officer, or CEO, in 1999 who could oversee our company’s existing business and facilitate the kind of capital raising initiatives and investor support necessary to promote an aggressive and far-ranging approach to the issues facing the tobacco industry. At the same time, we made efforts to identify and hire a President and Chief Operating Officer, or COO, with a substantial legislative, regulatory and litigation background and who had relationships with the relevant scientific and research communities that are critical to our goals and objectives. We felt that this individual should be able to coordinate our company’s intellectual property and litigation efforts, interact at the highest levels of the federal government on a wide variety of health and legal issues involved in the regulation of tobacco products, and be in a position to enlist other individuals as employees and consultants to assist in those initiatives. We also worked to staff key executive positions in sales and marketing, finance, legal, investor relations and medical research with individuals who would complement our company’s senior management and provide a level of expertise that would minimize the need to procure those services through external third parties. Because we set out to be a force for change in the tobacco industry, we understood that our company needed to be able to attract and maintain a high-caliber group of executives to further these goals and objectives.

Our mission has been not merely to operate a successful cigarette or smokeless tobacco company, but to challenge and transform the constructs relating to cigarettes and tobacco use generally. In this respect, our long-term focus has been, and continues to be, the research, development, and sale of products, particularly very low-TSNA smokeless tobacco products, that expose adult tobacco users to lower levels of toxins. We also continue to focus on the licensing of our company’s low-TSNA technology.

Compensation Objectives

In establishing compensation for our executive officers, we have sought to:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure that the compensation for senior executive officers is aligned with our corporate strategies, business objectives and long term interests; and

•	enhance the incentive of our executive officers to maximize shareholder value by providing opportunities for direct ownership in our company through awards of stock options and stock grants.

Over the last several years we have experienced operating losses on an annual basis, and, accordingly, prior to 2008, we had chosen to limit compensation of our executive officers to base salary and benefits. Except for nominal amounts, and for an initial signing bonus in the case of Dr. Wright who joined our company in March 2008 as Senior Vice President, Medical/Clinical Director of Rock Creek, no cash bonuses have been paid to executive officers since 2002. From 2003 until May 2008, we did not issue any stock options or stock grants to our executive officers, except as noted below in the case of Mr. Dodd and as noted above in the case of Dr. Wright, in each case upon their commencement of service to our company. In May 2008, we did award stock option grants to Messrs Williams, Perito, Pokusa and Dodd, as noted in more detail below.

Compensation determinations have been driven primarily by considerations relating to the ability to attract and retain individuals who could help us carry out our long-term objective to act as a catalyst for significant change in the tobacco industry. The determinations also have involved an assessment of our progress in obtaining and protecting the intellectual property to which we are the exclusive licensee, the success of our ongoing patent litigation against RJR, our success in introducing new low-TSNA smokeless tobacco products to the market, and our success in generating increased awareness of the differences in toxicity among various forms of tobacco products.

Our Board of Directors has provided its Compensation Committee the primary authority to determine the compensation awards available to our executive officers and the Compensation Committee, in turn, makes recommendations on compensation levels to the Board after undertaking an analysis of appropriate levels of compensation for the executive officers. To aid the Compensation Committee in making its determinations, on a yearly basis the Compensation Committee is provided an analysis of the compensation levels of its executive officers based on the review of job functions and job responsibilities that have been assumed by particular executive officers and compensation ranges available in comparable positions for individuals with like training and experience. The analysis is prepared by our company’s General Counsel working with our CEO. Our CEO and COO also provide recommendations, as appropriate, regarding compensation for all executive officers, including themselves. Given our company’s unique position as a force for change in the tobacco industry, we have not used benchmarks from the tobacco industry in setting compensation levels for our most senior executives, since the unique nature of our business does not easily lend itself to comparisons with tobacco industry indices. Instead, the Compensation Committee has informally considered general market information for similar senior level executives in setting base compensation. Given our decision in recent years to limit compensation to base salary and benefits, our focus has been on salary levels and benefits for executives in the manufacturing sector in the relevant geographic markets (Richmond, Virginia, Washington, DC and Boston, Massachusetts).

We have utilized a comparison to the manufacturing sector since our company is primarily engaged as a manufacture of low-TSNA smokeless tobacco products and, in the future, intend to manufacture pharmaceuticals and related products. In the case of our COO and General Counsel, the Compensation Committee has also undertaken an analysis of compensation for senior partners at major law firms in the Washington, DC area, given the background of our CEO and General Counsel in the litigation, regulatory and legislative areas and their active involvement in implementing and coordinating our activities in these areas. The general market information is publicly available aggregated pooled data and, while the Compensation Committee reviews the general market information, it does not see the identity of any of the surveyed companies. Further, the analysis has focused on the extent to which executive officers have assumed multiple functions relating to various aspects of our company’s mission and long-term objectives that in different circumstances likely would have been assumed by other employees. Also, the Compensation Committee considers other factors such as the seniority of its senior executives, and for newer hires, the executive’s base salary at his/her prior place of employment, the duties and responsibilities that the individual will be assuming, the availability of other well-qualified candidates that would be available to carry out our goals and objectives, and the compensation level a potential executive would be able to demand in a similar position with another company or institution. The Compensation Committee reviews the information provided by management and makes its recommendation to the Board of Directors with respect to appropriate compensation levels.

Presently, except with regard to Dr. Wright, with whom our company entered into an employment agreement in 2008 as described below, the Compensation Committee has recommended and the Board of Directors has approved the continuation of salary and benefits for our Named Executive Officers on a month-to-month basis in accordance with employment agreements that have expired or are continuing on a month-to-month basis, without any bonus or stock awards. However, as discussed below, the Compensation Committee anticipates entering into new employment agreements with our Named Executive Officers in the future, since we believe that such agreements will assist it in attracting and retaining qualified executive officers.

Base Salary

In 2008, the base salary for each of our Named Executive Officers was set in accordance with the terms of contracts that were entered into in years prior to 2008, or entered into in 2008 for Dr. Wright, and which have been continued on a month-to-month basis. As discussed above, in assessing compensation levels for all executive officers, the Compensation Committee has focused on the extent to which executive officers have been assuming multiple functions relating to our mission and long-term objectives. The Compensation Committee also has considered salary levels and benefits for executives in the manufacturing sector in the relevant geographic markets (Richmond, Virginia, Washington, DC and Boston, Massachusetts) and, in the case of our company’s COO and General Counsel, compensation levels for senior partners at major law firms in the Washington, DC area.

Ancillary Bonuses

In 2008, an initial signing bonus in the amount of $100,000 was paid to Dr. Curtis Wright at the time he joined our company as Senior Vice President, Medical/Clinical Director of Rock Creek, our wholly owned subsidiary. Under his employment agreement, Dr. Wright would have been entitled to a performance bonus in the amount of $100,000 in the event the FDA did not impose a clinical hold on the initiation of a Phase 1 Clinical study for a tobacco-based drug product or any other pharmaceutical for the treatment of smoking or smokeless tobacco cessation within eighteen months from the date of his employment agreement. The bonus provision in Dr. Wright’s agreement expired in August 2009, The bonus and performance bonus provision were provided as an inducement for Dr. Wright to leave his then current employment situation and assume the role as Medical/Clinical Director of our newly incorporated subsidiary.

On an annual basis, we have paid an ancillary holiday bonus in the amount of $1,500 to executive officers, except for our company’s CEO, COO and at times our CFO. An identical bonus has been paid to our other employees. Such bonuses have been paid as part of a long-standing holiday bonus policy and are not based on executive officers meeting achievement or performance goals.

Discretionary Equity Incentive Awards

Our executive officers, along with our other employees, are eligible to participate in the award of stock options or restricted stock grants or stock appreciation rights under our 1998 Stock Option Plan, our 2000 Equity Incentive Plan and our 2008 Incentive Award Plan. However, to date we have only granted stock options and not shares of restricted stock or stock appreciation rights. In October 2007, Mr. Dodd was granted options to purchase up to 250,000 shares of Common Stock in connection with his appointment to the position of CFO, Treasurer and Assistant Secretary of our company. Of the 250,000 stock options granted, 90,000 options vested on October 10, 2007, 80,000 options vested on October 10, 2008 and an additional 80,000 will vest on October 10, 2009. In February 2008, Dr. Wright was granted options to purchase 200,000 shares of Common Stock in connection with his appointment to the position of Senior Vice President, Medical/Clinical Director of Rock Creek. Of the 200,000 stock options granted, 100,000 options vested on Dr. Wright’s first day of employment, 50,000 options vested on February 26, 2009 and 50,000 options will vest on February 26, 2010. These levels of option grants are similar in level to grants made to other executive officers of our company upon their commencement of employment with us. Neither of the discretionary equity incentive awards was granted based on the achievement of performance goals, but rather to provide incentives for future performance, as an additional incentive to have these individuals accept positions with our company and to align the interests of these individuals with the interests of our shareholders.

On May 6, 2008, our Board of Directors, upon recommendation from the Compensation Committee, approved the issuance of options to purchase an aggregate of 1,625,000 shares of Common Stock to Messrs Williams, Perito, Dodd and Pokusa. The amounts granted to each individual were based on an assessment of each individual’s level of commitment and contribution to our company’s efforts between 2002 and 2008. The options granted were fully vested on the grant date. These grants, with the exception of options issued to Messrs Dodd and Wright when they joined our company in November 2007 and February 2008, respectively, were intended to further align the interests of these key executives to our company’s objectives and as recognition of the fact that no bonuses or equity grants had been issued to key executives since 2003.

During the three and six months ended June 30, 2009, we did not issue any options. At June 30, 2009, there were 4,795,200 options issued and outstanding with a weighted average exercise price of $2.62 per share.

Benefits Plans

In order to attract and retain individuals who are capable of carrying out and enhancing our mission, we have provided certain benefits and perquisites to our senior executives that are comparable to those generally available to senior management and were available to those executives in previous positions. In the case of our CEO and COO these benefits and perquisites have included the items listed below. Where noted, such benefits also have been provided to other executive officers:

•	reimbursement for life insurance coverage in the amount of $10 million for our company’s CEO, $5 million for our COO and $1 million for our General Counsel;

•	additional disability insurance for our CEO, COO, and General Counsel;

•	a Company automobile and reimbursement for all costs associated with the operation of the automobile for our company’s CEO and COO and reimbursement of automobile expenses for our company’s Vice President of Sales and Marketing;

•	monthly or annual club membership dues for our company’s CEO and COO;

•	a mobile phone and phone costs for our company’s CEO, COO and Vice President of Sales and Marketing; and

•	reimbursement for the cost of outside counsel retained by our company’s CEO and/or COO in connection with advice and counsel related to the negotiation, drafting, and execution of their employment agreements.

Employment and Severance Arrangements

The executive employment agreements with Messrs Williams and Perito have expired and the agreement with Mr. Dean was modified to eliminate any severance payments when his contract was continued on a month-to-month basis after expiration. We did not seek to renew certain terms in these prior agreements as we chose to limit the compensation of our executive officers to base salary and benefits only, in light of operating losses that we had been experiencing. While we have not entered into new employment agreements with these executive officers, we believe that such written agreements are in the best interest of our company to attract and retain qualified executive officers. We previously entered into employment agreements with our named executive officers that provided for incentive awards and severance payments as additional inducements to attract prospective executive officers to our company and to provide such individuals with assurances of continued salary and benefits in the event of the termination of their employment relationship. Absent such provisions, we believe that we would have difficulty attracting and retaining the type of executive officers that we believe are critical to our mission and long-term objectives. Accordingly, we intend to enter into new executive employment agreements with our executive officers in the future. It is expected that such contracts will be for multiple-year terms and will contain provisions for base salary, and provisions covering a combination of some or all of bonuses, equity incentive awards and severance provisions.

Under the terms of Mr. Pokusa’s employment agreement, at the conclusion of the initial three-year term in 2004, the agreement continued in place, but on a month-to-month basis. Pursuant to the terms of his employment agreement, Mr. Pokusa is entitled to severance payments equal to six months salary in the event of his termination without cause. Those payments would be due on a monthly basis. Mr. Pokusa’s employment agreement has not been modified to eliminate severance because the agreement has continued under its original terms, although on a month-to-month basis. In December 2008, Mr. Pokusa’s employment agreement was modified to ensure that the severance payments complied with the requirements of Section 409A of the Internal Revenue Code.

Under the terms of Dr. Wright’s employment agreement he is entitled to severance payments equal to all salary that would be due under his agreement through the end of its term and all accrued vacation in the event the agreements is terminated without cause or for “Good Reason”, as defined in the agreement . Any severance payments would be made at the same time and in the same manner as salary payments would have been paid to Dr. Wright during the term of his agreement.

Under the employment agreements with Messrs. Dean, Pokusa and Wright, and an option award agreement with Mr. Dodd, these executive officers are subject to noncompetition covenants following the termination of employment as well as covenants relating to the treatment of confidential information disclosed to them during their employment with our company. The noncompetition covenants prohibit the executive officers from owning a company or accepting employment with an entity that competes in the same field as our company or soliciting business of the same or similar type being carried on by our company for a period of one year following termination of employment.

Taxation of Executive Compensation

We seek to compensate our executive officers in a manner that is tax effective for our company. As appropriate, we seek to structure these compensation arrangements, to the extent applicable, to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Report

The Compensation Committee held four meetings during fiscal year ended December 31, 2008. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has determined that the level of compensation of our executive officers is appropriate given their experience, job responsibilities and the diverse management roles that have been assumed by the executive officers. In particular, our company’s CEO has responsibility for the overall management of our new product development efforts, our low-TSNA smokeless tobacco products, capital raising initiatives and related interactions with investors. Our COO has overall responsibility for all aspects of our litigation, regulatory, and legislative initiatives, including our patent infringement litigation against RJR, and for drug development efforts of Rock Creek as its CEO. The Compensation Committee has also recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Christopher C. Chapman, M.D. (Chairman)
Leo S. Tonkin, Esquire
Neil Chayet, Esquire

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

Named Executive Officer Compensation

The following table summarizes the compensation paid to the Named Executive Officers employed by our company during 2006, 2007 and 2008, for services rendered in all capacities to our company and its subsidiaries.

SUMMARY COMPENSATION TABLE

					All Other
		Salary	Bonus	Options	Compensation
Name and Principal Position	Year	($)	($)(1)	(#)(2)	($)		Total ($)

Jonnie R. Williams	2006	1,000,000	—	—	92,346		1,092,346
Chief Executive Officer	2007	1,000,000	—	—	114,246		1,114,246
	2008	1,000,000	—	806,650	52,423	(3)	1,859,073
Park A. Dodd, III	2006	—	—	—	—		—
Chief Financial Officer	2007	160,000	—	112,500	40,200		312,700
	2008	236,400	1,500	66,630	52,500	(4)	357,030
Paul L. Perito	2006	1,000,000	—	—	86,672		1,086,672
Chairman, President and Chief	2007	1,000,000	—	—	90,763		1,090,763
Operating Officer	2008	1,000,000	—	832,875	141,662	(5)	1,974,437
David M. Dean	2006	295,054	1,500	—	4,881		301,435
Vice President of Sales and	2007	295,054	1,500	—	21,612		318,666
Marketing	2008	295,054	1,500	—	42,041	(6)	338,595
Robert E. Pokusa	2006	385,000	1,500	—	16,325		402,825
General Counsel	2007	385,000	1,500	—	16,248		402,748
	2008	385,000	1,500	299,835	18,781	(7)	705,116
Curtis Wright, MD	2006	—	—	—	—		—
Senior Vice President,	2007	—	—	—	—		—
Medical/Clinical Director, Rock Creek	2008	236,538	101,500	291,900	8,827	(8)	638,765

(1)	Represents our yearly Holiday bonus of $1,500 paid to all employees, except the CEO, COO and the signing bonus paid to Curtis Wright.

(2)	Amounts represent our compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, 2007 and 2008, in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (FAS 123R), but disregarding forfeitures related to service based vesting conditions. For the assumptions used in calculating the value of this award, see Note 8 to our consolidated financial statements included in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009.

(3)	Represents $29,904 in automobile expenses and $22,519 in life insurance premiums.

(4)	Includes additional payments to Tatum, LLC of $300 per day to cover Mr. Dodd’s benefits and costs.

(5)	Represents $60,073 in automobile expenses and $81,589 in life insurance premiums.

(6)	Represents $30,296 in automobile expenses and $11,745 of matching contributions by our company under its 401(k) Plan.

(7)	Represents $6,787 life and disability insurance premiums and $11,994 of matching contributions by our company under its 401(k) Plan.

(8)	Represents matching contributions by our company under its 401(k) Plan.

Grants of Plan Based Awards During 2008

The equity incentive plan awards described in the following table were granted to our Named Executive Officers under our 1998 Stock Option Plan or 2000 Equity Incentive Plan in 2008.

		Number of	Exercise or Base		Grant Date
		Securities	Price Of Option	Closing Market	Fair Value of
		Underlying	Awards	Price on	Stock and Option
Name	Grant Date	Options (#)(1)	($/SH)	Date of Grant	Awards ($)

Jonnie R. Williams	May 6, 2008	125,000	$1.89	$1.72	$140,350
	May 6, 2008	500,000	$1.72	$1.72	$666,300
Park A. Dodd, III	May 6, 2008	50,000	$1.72	$1.72	$66,630
Paul L. Perito	May 6, 2008	625,000	$1.72	$1.72	$832,875
David M. Dean	—	—	—	—	—
Robert E. Pokusa	May 6, 2008	225,000	$1.72	$1.72	$299,835
Curtis Wright, MD	February 26, 2008	200,000 (2)	$1.84	$1.86	$291,900

(1)	Unless otherwise noted, all stock options were granted with exercise prices equal to the closing price of a share of Common Stock on the day prior to the date of the grant, vest on that date and expire ten years following the date of grant.

(2)	100,000 of the shares granted to Dr. Wright vested on March 17, 2008 and 50,000 shares under the grant will vest on each of February 26, 2009 and February 26, 2010.

Outstanding Equity Awards at Fiscal Year

The following table provides information regarding the stock options held by our Named Executive Officers as of December 31, 2008, including the unexercised and unvested stock option awards. All stock options were fully vested as of December 31, 2008, except for 80,000 options held by Mr. Dodd, which will vest in November 2009 and 50,000 options held by Dr. Wright which vested in February 2009 and 50,000 options which will vest in February 2010.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Jonnie R. Williams	125,000	—	$1.89	5/6/13
	500,000	—	$1.72	5/6/18
Park A. Dodd, III	170,000	80,000	$1.19	10/10/17
	50,000	—	$1.72	5/6/18
Paul L. Perito	1,000,000	—	$1.69	4/27/09
	625,000	—	$1.72	5/6/18
David M. Dean	350,000	—	$4.00	10/6/10
Robert E. Pokusa	50,000	—	$1.47	3/30/11
	200,000	—	$1.12	5/31/12
	225,000	—	$1.72	5/6/18
Curtis Wright, MD	200,000	100,000	$1.84	2/26/18

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during the year ended December 31, 2008. As a result, we have not included a table setting forth such exercises.

Potential Payments Upon Termination or Change of Control

Except for Mr. Pokusa and Dr. Wright, none of the Named Executives are entitled to severance upon a termination of employment or any severance or benefits in connection with a change of control of our company or any of our affiliates. The employment agreements for the Named Executives are described above under the section titled “Employment and Severance Arrangements”. The following chart sets forth the severance Mr. Pokusa and Dr. Wright would be entitled to receive upon certain terminations of employment, assuming the relevant event occurred on December 31, 2008.

		Termination
Name	Description of Severance	without Cause

Robert E. Pokusa	Salary Continuation	$192,500
Dr. Curtis Wright, MD	Salary Continuation	$625,000

Compensation Committee Interlocks and Insider Participation

In 2008, there were no interlocking relationships existing between our Board of Directors and the compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Our company is the licensee under a license agreement, or the License Agreement, with Regent Court Technologies, LLC, of which Jonnie R. Williams, our company’s CEO, and Francis E. O’Donnell, Jr., M.D., the beneficiary of the O’Donnell Trust are the owners. The License Agreement provides, among other things, for the grant of an exclusive, world-wide, irrevocable license to our company, with the right to grant sublicenses, to make, use and sell tobacco and products containing tobacco under the licensor’s patent rights and know-how relating to the processes for curing tobacco so as to significantly prevent the formation of certain toxic carcinogens present in tobacco and tobacco smoke, namely TSNAs, and to develop products containing such tobacco, whether such patent rights and know-how are now in existence or hereinafter developed. Our company is obligated to pay to Regent Court a royalty of 2% on all net sales of products by it and any affiliated sublicensees, and 6% on all fees and royalties received by it from unaffiliated sublicensees, less any related research and development costs incurred by our company. The License Agreement expires with the expiration of the last of any applicable patents. Twelve United States patents have been issued, and additional patent applications are pending. To date, our company has paid no royalties under the License Agreement. The License Agreement may be terminated by our company upon thirty days written notice or by Regent Court if there is a default in paying royalties or a material breach by our company or the purchase of our stock or assets.

Starwood Industries, LLC, or Starwood, a company in which Mr. Williams, our CEO, is a principal, for several years owned an aircraft that was used by our company from time to time. We had an agreement with Starwood to pay a contracted rate per hour for the use of the aircraft. This agreement did not provide for an adjustment based on the increased cost of fuel. During the year ended December 31, 2007, and the three months ended March 31, 2008, fuel costs exceeded the standard rate set forth in the agreement and, accordingly, Starwood requested a fuel surcharge applicable to our company’s use of the aircraft, a practice common in the aircraft industry. Given Mr. William’s relationship with Starwood, any payment to Starwood by our company constitutes a related party transaction that must be pre-approved by our company’s Audit Committee. On May 6, 2008, our Audit Committee approved a $529,672 payment to Starwood in satisfaction of the fuel surcharge related to our company’s use of the aircraft during this period.

In 2008 the aircraft owned by Starwood was sold and Starwood Aviation, Inc., or Starwood Aviation, a company wholly owned by Mr. Williams, purchased another aircraft. Effective September 1, 2008, we entered into an agreement for our company’s use of the aircraft owned by Starwood Aviation. Under this agreement, we have agreed to pay an hourly rate for the use of the aircraft of approximately $3,970 each month until the monthly fixed rental cost for the aircraft of approximately $51,000 has been met. If the aircraft is used beyond the monthly fixed cost, we are required to pay an hourly rate of approximately $1,200 to cover related costs. In accordance with our related party transaction policy, the agreement with Starwood Aviation was recommended for approval to the Board of Directors by our company’s Audit Committee, and it was approved by the Board of Directors at a meeting held on October 6, 2008. Payments made by our company to Starwood, Starwood Aviation or Messrs. Williams and O’Donnell as predecessors-in-interest to the aircrafts with respect to related expenses were $1,401,582 in 2008, $1,294,650 in 2007, $554,184 in 2006, $412,060 in 2005, $501,008 in 2004, and were billed at cost.

Additionally, on March 14, 2008, Mr. Williams executed a letter agreement under which he committed to make available to our company up to $2.0 million. The agreement ran through March 31, 2009, or until we received an additional $2.0 million in capital through an equity investment. On May 12, 2008, we entered into Securities Purchase Agreements pursuant to which we received proceeds of $4.0 million in return for the sale of 2,469,135 shares of stock and warrants for an equal number of shares. As a result of this transaction, Mr. Williams’ March 14, 2008 letter agreement terminated.

Procedures for Approval of Related Party Transactions

Pursuant to the charter of our Audit Committee, all transactions between us and any of our directors, executive officers or related parties are subject to the review by our Audit Committee.

Director Independence

The standards relied upon by our Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of The NASDAQ Global Market are the standards set forth in the NASDAQ Marketplace Rules and the applicable listing requirements thereof. In addition, no director will qualify as independent unless our Board of Directors affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).

Our Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current independent directors are: Messrs. Chapman, Chayet, Oken, Tonkin and Weichselbaum. As part of the Board of Director’s process in making such determination, each such director has provided responses to questionnaires confirming that (i) all of the above-cited objective criteria for independence are satisfied and (ii) he has no other “material relationship” with us that could interfere with his ability to exercise independent judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires directors and executive officers and persons, if any, owning more than ten percent of a class of our company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our company’s equity and equity derivative securities. Based solely upon a review of the copies of such reports and written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis for the year ended December 31, 2008.

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION

Our Board of Directors has determined that it is in our best interest and in the best interest of our stockholders to further amend our Certificate of Incorporation to increase the total number of authorized shares of Common Stock by 35,000,000 shares, from 135,000,000 shares to 170,000,000 shares. The Board of Directors unanimously approved the proposed amendment to the Certificate of Incorporation, or the Amendment, in substantially the form attached hereto as Appendix A, and declared it to be advisable and in the best interest of our company, and hereby seeks the approval of the Amendment by our stockholders.

If the Amendment is approved by our stockholders, the Amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which filing is expected to occur promptly after the Annual Meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Amendment.

The Board of Directors recommends that you vote “FOR” the Amendment.

Purpose of the Amendment

The purpose of the Amendment is to increase the total number of authorized shares of Common Stock from 135,000,000 shares to 170,000,000 shares. Of our company’s 135,000,000 authorized shares of Common Stock, 107,490,768 shares were outstanding as of October 16, 2009, and after taking into account shares underlying outstanding stock options and the reservation of shares for issuance under our equity-based compensation plans, approximately 959,319 of the 135,000,000 shares authorized in our Certificate of Incorporation remain available for issuance.

The Board of Directors believes the Amendment is advisable in order to maintain our financing and capital raising flexibility and to generally maintain our flexibility in today’s competitive and fast-changing environment. Other possible business and financial uses for the additional shares of Common Stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of Common Stock, attracting and retaining employees by the issuance of additional securities under our various equity compensation plans and other transactions and corporate purposes that the Board of Directors deems are in our company’s best interest. The additional authorized shares would enable us to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuance(s) could proceed, except as provided under Delaware law or under the rules applicable to the NASDAQ Global Market. Other than issuances pursuant to employee benefit plans and currently outstanding warrants, as of the date of this Proxy Statement we have no arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of our company and our stockholders.

Possible Effects of the Amendment

Upon issuance, the additional shares of authorized Common Stock would have rights identical to the currently outstanding shares of Common Stock. Adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. As is true for shares presently authorized but unissued, the future issuance of Common Stock authorized by the Amendment may, among other things, decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and have a negative effect on the market price of the Common Stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership thereof.

We have not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes, but our company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of our company. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future attempts by our company to oppose changes in control of our company and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

We could also use the additional shares of Common Stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although we have no immediate plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the Common Stock. Any such transactions may require our company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Subject to stockholder ratification, the Audit Committee has appointed the firm of Cherry, Bekaert & Holland, L.L.P., or Cherry Bekaert, as our independent auditor to audit our financial statements for 2009. Although ratification is not required by law, our Board of Directors believes that stockholders should be given the opportunity to express their view on the subject. While not binding on the Audit Committee, if the stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee. Representatives of Cherry Bekaert are expected to be present at the Annual Meeting, at which time they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Cherry Bekaert as our company’s independent auditor.

Our Board of Directors recommends you vote “FOR” ratification of Cherry Bekaert as our independent auditor.

Fees Paid to Aidman, Piser & Company, P.A. and Cherry, Bekaert & Holland, L.L.P.

On April 14, 2008, Aidman, Piser & Company, P.A., or Aidman Piser, our independent auditor for the year ended December 31, 2007, resigned as our independent registered public accounting firm, following Aidman Piser’s agreement to merge its operations with and into Cherry Bekaert. Certain of the professional staff and partners of Aidman Piser have joined Cherry Bekaert either as employees or partners of Cherry Bekaert and will continue to practice as members of Cherry Bekaert. Concurrent with the resignation of Aidman Piser, our company, through and with the approval of the Audit Committee, engaged Cherry Bekaert as our independent auditors.

The following table sets forth the aggregate fees and expenses billed to us by Aidman Piser for the fiscal year ended December 31, 2007, and by Cherry Bekaert for the fiscal year ended December 31, 2008:

	2007	2008

Audit Fees	$381,433	$204,000
Tax Fees	35,000	17,077

Total	$384,933	$221,077

The fees listed above under “Audit Fees” are fees billed for professional services for the audits of our annual consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, the reviews of the interim financial statements included in our periodic reports filed during the fiscal years ended December 31, 2007 and 2008, and other required Securities Act filings.

The fees listed above under “Tax Fees” are fees billed for services in connection with tax compliance, tax advice and tax planning.

There were no other fees billed by Aidman Piser relating to any other services, and no other audit related fees.

The Audit Committee determined that the provision of non-audit services to us by Aidman Piser during 2007 and by Cherry Bekaert during 2008 was compatible with maintaining its independence. The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that, under the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to us by Aidman Piser during 2007 and by Cherry Bekaert during 2008 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

In accordance with a written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, and has discussed with the independent auditors the auditors’ independence from the Company and its management. In addition, the Audit Committee has considered whether the provision of the non-audit related services, as disclosed in Proposal 3, is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the Company for the year ended December 31, 2008, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 16, 2009. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of Cherry, Bekaert & Holland L.L.P. as the Company’s independent accountants to audit the Company’s financial statements for 2009, and the Board of Directors concurred in its recommendation.

Members of the Audit Committee

Marc D. Oken, Chair
Leo S. Tonkin, Esquire
Alan Weichselbaum
Christopher C. Chapman, Jr., M.D.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

PROPOSALS BY OUR STOCKHOLDERS

Stockholder proposals intended for inclusion in next year’s proxy statement under Rule 14a-8 promulgated under the Exchange Act, should be sent to our principal executive offices and must be received not less than 120 calendar days prior October 16, 2010. Accordingly, stockholder proposals must be received no later than June 18, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Rule 14a-5(e) promulgated under the Exchange Act additionally provides that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary of this proposal in writing at least 45 days prior to the anniversary of the date on which we mailed our proxy materials for the prior year’s annual meeting of stockholders. Accordingly, for our 2010 annual meeting, any notification must be made no later than September 20, 2010. If during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must be received a reasonable time before we mail our proxy materials for the current year. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that our company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that our company filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from our company, without charge, a copy of our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, by written request addressed to Star Scientific, Inc., 16 South Market Street, Petersburg, Virginia 23803, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

In order to obtain any documents you request from us in time for the Annual Meeting, you must request the documents from us by Friday, November 27, 2009, which is five business days prior to the date of the Annual Meeting.

You should rely only on the information contained in this document to vote your shares of common stock at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 4, 2009. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

APPENDIX A

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STAR SCIENTIFIC, INC.
(formerly Eye Technology, Inc.)

The undersigned, a natural person, for the purpose of amending and restating, the Certificate of Incorporation of Star Scientific, Inc., as originally filed on June 24, 1985, and as amended and restated on May 19, 1992, on September 21, 2001, and on December 14, 2007 under the provisions and subject to the requirements of the laws of the State of Delaware, particularly Chapter 1, Title 8, of the Delaware Code and the acts amendatory thereof and supplemental thereto and known, identified and, referred to as the “General Corporation Law of the State of Delaware,” and sections 242 and 245 thereof, hereby certifies that:

FIRST:  The name of the corporation (hereinafter called the “Corporation”), is

STAR SCIENTIFIC, INC.

SECOND:  The address, including street, number, city, and county, of this registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington County, of New Castle and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:  The nature of the business and of the purposes to be conducted and promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation has the authority to issue is 170,000,000 shares of Common Stock having a par value of one thousandth of one cent ($0.0001) per share (hereinafter called “Common Stock”) and One Hundred Thousand (100,000) shares of Preferred Stock having a par value of one thousandth of one cent ($0.0001) per share (hereafter called “Preferred Stock”), making a total of 170,100,000 shares of stock.

Common Stock.  The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges. Each share of Common Stock shall entitle the holder thereof to one vote.

Preferred Stock.  The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms it may determine, and to divide the Preferred Stock into one or more classes or series and in connection with the creation of any such class or series to fix by resolution or resolutions providing for the issue of shares thereof, the designation, preferences, powers and relative participating optional, or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law. A copy of such resolution shall be set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective.

FIFTH:  The name and the mailing address of the incorporator are as follows:

Name	Mailing Address

R. G. Dickerson	229 South State Street, Dover, Delaware

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdictions within the State of Delaware may, on the application in a summary way of this

Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 9 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders, or any class thereto as the case may be, it is further provided:

1. Number, election and term.  The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to with the total number of directors which the Corporation would have if there were no vacancies. No election of directors need to be by written ballot. The number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation.

2. Newly created directorships and vacancies.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from, death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the stockholders of the Corporation and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal.  Any director or the entire board of directors may be removed from office, with or without cause, only by the affirmative vote of the holders of a majority of the shares of stock then entitled to vote generally in the election of directors, voting together as a single class.

NINTH:  The Board of Directors shall have power to make, alter, amend and repeal the By-Laws of the Corporation. Any By-Law made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

TENTH:

1. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said action, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person.

2. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii), pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction which the director derived an improper personal benefit. No amendment to or repeal of this Article TENTH apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ELEVENTH:  The Corporation shall not be governed by or be subject to the provisions contained in Delaware General Corporation Law Section 203-Business Combinations with Interested Stockholders, as amended from time to time.

TWELFTH:  From time to time any of the provisions of this Restated Certificate of Incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article TWELFTH.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this certificate as of the [ • ]th day of December, 2009.

Star Scientific, Inc.

Name:     Paul L. Perito

Title:	Chairman of the Board of Directors, President and Chief Operating Officer

You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope The Board of Directors Recommends a Vote “FOR” the Proposals set forth in the paragraphs below. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, such proxy will be voted “FOR” the proposals. 1. ELECTION OF DIRECTORS: 01?Christopher C. Chapman 04?Leo S. Tonkin ? To serve one-year terms: 02?Neil L. Chayet 05?Alan Weichselbaum 03?Paul L. Perito 06?Jonnie R. Williams (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE ? OF INCORPORATION 3. RATIFICATION OF CHERRY, BEKAERT & HOLLAND, L.L.P. ? AS INDEPENDENT AUDITORS FOR 2009. THESE PROPOSALS ARE FULLY EXPLAINED IN THE ENCLOSED NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. TO VOTE YOUR PROXY PLEASE MARK BY PLACING AN “X” IN THE APPROPRIATE BOX, SIGN AND DATE THE PROXY. Address Change? Mark Box? ? ??Indicate changes below: Date ___ Signature(s) in Box PLEASE SIGN name exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.
Vote FOR? all nominees (except as marked) For ? Against For ? Against	Vote WITHHELD from all nominees ? Abstain ? Abstain

STAR SCIENTIFIC, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS
Friday, December 4, 2009
9:30 A.M., Eastern Time
Westin Grand Hotel
2350 M Street, NW
Washington, DC 20037

STAR SCIENTIFIC, INC.	proxy

The undersigned stockholder of Star Scientific, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Park A. Dodd III, Paul L. Perito, and Jonnie R. Williams, and each of them, as proxies (the “Proxy Holders”) for the undersigned, with full power of substitution in each, to attend the annual meeting of stockholders of our company to be held in the Dupont Room of the Westin Grand Hotel, 2350 M Street, NW, Washington, DC 20037, on Friday, December 4, 2009, at 9:30 A.M., Eastern Time (the “Annual Meeting”), and any adjournment, continuation or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting.
When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder(s). If this Proxy is executed, but no direction is given, this Proxy will be voted FOR the proposals set forth on the reverse side hereof. Stockholders who plan to attend the Annual Meeting may revoke their proxy by attending and casting their vote at the Annual Meeting in person.
The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2009 Annual Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD AT 9:30 A.M., DECEMBER 4, 2009
The proxy statement and the annual report to stockholders (Form 10-K) are available at www.proxydocs.com/stsi.
See reverse for voting instructions.